Exhibit 21.1

LIST OF SUBSIDIARIES OF SURF AIR MOBILITY INC.

Name	Jurisdiction of Incorporation or Organization
Surf Air Global Limited	British Virgin Islands
VOY Travel Inc.	Delaware
Surf Air US Holdings, Inc.	Delaware
Surf Air Sub 1, Inc	Delaware
Surf Air Inc.	Delaware
Rise US Holdings, LLC	Texas
Rise Air Management, LLC	Texas
Rise Air Alpha, LLC	Texas
Rise Air Technology, LLC	Texas
Southern Airways Corporation	Delaware
Southern Airways Express, LLC	Delaware
Southern Airways Pacific, LLC	Delaware
Southern Airways Autos, LLC	Delaware
Multi-Aero, Inc.	Missouri
N107KA, Inc.	Delaware
N208EE, Inc.	Delaware
N803F, Inc.	Delaware